Exhibit 4.5

THIRD SUPPLEMENTAL INDENTURE

This Third Supplemental Indenture (this “Third Supplemental Indenture”) is dated as of June 10, 2011 and is entered into by and among inVentiv Health, Inc., a Delaware corporation (the “Issuer”), Ingenix Pharmaceutical Services, Inc., a Delaware corporation, Raven Holdco LLC, a Delaware limited liability company (together with Ingenix Pharmaceutical Services, Inc., each, a “Guaranteeing Subsidiary” and, collectively, the “Guaranteeing Subsidiaries”), each a subsidiary of the Issuer, the existing Guarantors under the Indenture (as defined below), and Wilmington Trust FSB, a federal savings bank, as Trustee (the “Trustee”). Capitalized terms not defined herein shall have the respective meanings assigned to them in the Indenture.

W I T N E S S E T H

WHEREAS, the Issuer, certain subsidiaries of the Issuer and the Trustee entered into an Indenture, dated as of August 4, 2010, providing for the issuance of an unlimited aggregate principal amount of 10% Senior Notes due 2018, which Indenture was further supplemented by the Supplemental Indenture dated as of September 1, 2010, by and among Chamberlain Communications Group LLC and the Trustee, and the Supplemental Indenture dated as of February 11, 2011, by and among Campbell Alliance Group, Inc., Pharmaceutical Institute, Inc., Campbell Alliance Market Research and Analytics, LLC and the Trustee (as may be further amended supplemented or otherwise modified from time to time, the “Indenture”);

WHEREAS, Section 9.01 of the Indenture provides that the Issuer, the Guarantors and the Trustee may amend or supplement the Indenture to conform the text of the Indenture to any provision of the “Description of Notes” section of the Offering Memorandum to the extent that such provision in such “Description of Notes” section was intended to be a verbatim recitation of a provision in the Indenture;

WHEREAS, Section 2.01 and Section 9.01 of the Indenture provide that the Issuer, the Guarantors, and the Trustee may enter into supplemental indentures to, among other things, provide for the issuance of Additional Notes in accordance with the provisions of the Indenture; and

WHEREAS, the Issuer has duly authorized the issuance, delivery and authentication by the Trustee, of Additional Notes in an aggregate principal amount of $160,000,000 having the same terms as the Initial Notes (the “Additional Notes”), to be evidenced by a new Global Note evidencing the Additional Notes, and each of the Issuer, the Guarantors, the Guaranteeing Subsidiaries and the Trustee has duly authorized the execution and delivery of this Third Supplemental Indenture.

WHEREAS, Sections 9.01 and 10.06 of the Indenture provide that the Issuer, the Guarantors and the Trustee may supplement the Indenture to release a Guarantor in accordance with the terms of the Indenture and that each guarantee by such released Guarantor shall be automatically and unconditionally released and discharged and shall thereupon terminate and be of no further force and effect upon, among other things, the release or discharge of the guarantee by such Guarantor of Indebtedness under the Senior Secured Credit Facilities;

WHEREAS, pursuant to the Term B-2 Loan Joinder Agreement dated as of February 11, 2011 by and among the initial Term B-2 Lenders (as defined therein) party thereto, the Issuer, the other borrowers and loan parties thereto and Citibank, N.A., Y Brand Outlook, LLC and Stonefly Communications Group LLC were removed as guarantors under the Senior Secured Credit Facilities;

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiaries shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiaries shall unconditionally guarantee all of the Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Guarantee”);

NOW, THEREFORE, for and in consideration of the promises and the mutual covenants hereinafter contained, the parties hereto hereby agree as follows:

SECTION 1. Amendments. Pursuant to Section 9.01 of the Indenture, Section 4.09(b)(i) of the Indenture is hereby deleted in its entirety and replaced with the following:

“(i) the incurrence of Indebtedness pursuant to Credit Facilities by the Issuer or any Restricted Subsidiary and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) up to an aggregate principal amount of $750.0 million, minus, in each case, the amount of permanent repayments of Indebtedness under Credit Facilities incurred pursuant to this clause (i) with the Net Proceeds from Asset Sales pursuant to clause (i) of Section 4.10(b).”

SECTION 2. Additional Notes. The terms of the Additional Notes shall be governed under the Indenture and executed and delivered in the manner contemplated therein and that each of the Guarantors shall guarantee such Additional Notes as set forth in Article 10 of the Indenture.

SECTION 3. Release of Guarantors. Y Brand Outlook, LLC and Stonefly Communications Group LLC are hereby released as Guarantors under the Indenture.

SECTION 4. Guaranteeing Subsidiaries.

(1) Agreement to Guarantee. Each Guaranteeing Subsidiary hereby agrees as follows:

(a) Along with all other Guarantors named in the Indenture (including pursuant to any supplemental indentures), to jointly and severally unconditionally guarantee to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of the Indenture, the Notes or the obligations of the Issuer hereunder or thereunder, that:

(i) the principal of and interest and premium, if any, on the Notes shall be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Issuer to the Holders or the Trustee thereunder shall be promptly paid in full, all in accordance with the terms thereof; and

(ii) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same shall be promptly paid in full when due in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed for whatever reason, the Guarantors and each Guaranteeing Subsidiary shall be jointly and severally obligated to pay the same immediately. This is a guarantee of payment and not a guarantee of collection.

(b) The obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or the Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuer or any other Guarantor, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor.

(c) Each Guaranteeing Subsidiary hereby waives: diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever.

(d) This Guarantee shall not be discharged except by full payment of the obligations contained in the Notes, the Indenture and this Third Supplemental Indenture. Each Guaranteeing Subsidiary accepts all obligations applicable to a Guarantor under the Indenture, including Article 10 of the Indenture (which is deemed incorporated in this Third Supplemental Indenture and applicable to this Guarantee). Each Guaranteeing Subsidiary acknowledges that by executing this Third Supplemental Indenture, it will become a Guarantor under the Indenture and subject to all the terms and conditions applicable to Guarantors contained therein.

(e) If any Holder or the Trustee is required by any court or otherwise to return to the Issuer, the Guarantors (including the Guaranteeing Subsidiaries), or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuer or the Guarantors, any amount paid either to the Trustee or such Holder, this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

(f) The Guaranteeing Subsidiaries shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby.

(g) As between each Guaranteeing Subsidiary, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 of the Indenture for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article 6 of the Indenture, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guaranteeing Subsidiaries for the purpose of this Guarantee.

(h) Each Guaranteeing Subsidiary shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under this Guarantee.

(i) Pursuant to Section 10.02 of the Indenture, after giving effect to all other contingent and fixed liabilities that are relevant under any applicable Bankruptcy or fraudulent conveyance laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under Article 10 of the Indenture, this new Guarantee shall be limited to the maximum amount permissible such that the obligations of such Guarantor under this Guarantee will not constitute a fraudulent transfer or conveyance.

(j) This Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Issuer for liquidation, reorganization, should the Issuer become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Issuer’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Notes and Guarantee, whether as a “voidable preference,” “fraudulent transfer” or otherwise, all as though such payment or performance had not been made. In the event that any payment or any part thereof, is rescinded, reduced, restored or returned, the Note shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

(k) In case any provision of this Guarantee shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(l) This Guarantee shall be a general unsecured senior obligation of each Guaranteeing Subsidiary, ranking equally in right of payment with all existing and future Senior Indebtedness of the Guaranteeing Subsidiaries, if any.

(m) Each payment to be made by each Guaranteeing Subsidiary in respect of this Guarantee shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.

(2) Execution and Delivery. Each Guaranteeing Subsidiary agrees that the Guarantee shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.

(3) Merger, Consolidation or Sale of All or Substantially All Assets.

(a) Except as otherwise provided in Section 5.01(c) of the Indenture, no Guaranteeing Subsidiary may consolidate, amalgamate or merge with or into or wind up into (whether or not such Guaranteeing Subsidiary is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(i) (A) such Guaranteeing Subsidiary is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than such Guaranteeing Subsidiary) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a Person organized or existing under the laws of the jurisdiction of organization of such Guaranteeing Subsidiary, as applicable, or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such surviving Guaranteeing Subsidiary or such Person, as the case may be, being herein called the “Successor Person”);

(B) the Successor Person, if other than such Guaranteeing Subsidiary, expressly assumes all the obligations of such Guaranteeing Subsidiary under the Indenture and such Guaranteeing Subsidiary’s related Guarantee pursuant to supplemental indentures or other documents or instruments as necessary;

(C) immediately after such transaction, no Default exists; and

(D) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, amalgamation or transfer and such supplemental indentures, if any, comply with this Indenture;

(ii) the transaction is made in compliance with Section 4.10 of the Indenture; or

(iii) such property or assets constitute Equity Interests of Restricted Subsidiaries that are not Guarantors, which Equity Interests are sold, assigned, transferred, leased, conveyed or otherwise disposed to Restricted Subsidiaries that are not Guarantors.

(b) Subject to certain limitations described in the Indenture, the Successor Person will succeed to, and be substituted for, such Guaranteeing Subsidiary under the Indenture and the Guaranteeing Subsidiary’s Guarantee. Notwithstanding the foregoing, such Guaranteeing Subsidiary may merge or consolidate with or into, wind up into or transfer all or part of its properties and assets to another Guarantor or the Issuer.

(4) Releases. The Guarantee of any Guaranteeing Subsidiary shall be automatically and unconditionally released and discharged, and no further action by such Guaranteeing Subsidiary, the Issuer or the Trustee is required for the release of such Guaranteeing Subsidiary’s Guarantee, upon:

(a) (i) any sale, exchange, disposition or transfer (by merger, amalgamation, consolidation or otherwise) of (x) the Capital Stock of such Guaranteeing Subsidiary, after which the applicable Guaranteeing Subsidiary is no longer a Restricted Subsidiary, (y) all the assets of such Guarantor or (z) if such Guarantor is not at such time a guarantor of the Senior Secured Credit Facilities, all or substantially all the assets of such Guaranteeing Subsidiary, in each case if such sale, exchange, disposition or transfer is made in compliance with the applicable provisions of this Indenture;

(ii) the release or discharge of the guarantee by such Guaranteeing Subsidiary of Indebtedness under the Senior Secured Credit Facilities, or such other guarantee that resulted in the creation of such Guarantee, except a discharge or release by or as a result of payment under such guarantee (it being understood that a release subject to a contingent reinstatement is still a release, and that if any such Guarantee is so reinstated, such Guarantee shall also be reinstated to the extent that such Guaranteeing Subsidiary would then be required to provide a Guarantee pursuant to Section 4.15 in the Indenture);

(iii) the designation of any Restricted Subsidiary that is a Guaranteeing Subsidiary as an Unrestricted Subsidiary in compliance with the applicable provisions of the Indenture; or

(iv) the exercise by the Issuer of its Legal Defeasance option or Covenant Defeasance option in accordance with Article 8 of the Indenture or the discharge of the Issuer’s obligations under this Indenture in accordance with the terms of the Indenture; and

(b) such Guaranteeing Subsidiary delivering to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in this Indenture relating to such transaction have been complied with.

(5) No Recourse Against Others. No past, present or future director, officer, employee, incorporator, member, partner or stockholder of any Guaranteeing Subsidiary (other than the Issuer and the Guarantors) shall have any liability for any obligations of the Issuer or the Guarantors (including any Guaranteeing Subsidiary) under the Notes, any Guarantees, the Indenture or this Third Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

(6) Subrogation. Each Guaranteeing Subsidiary shall be subrogated to all rights of Holders against the Issuer in respect of any amounts paid by each Guaranteeing Subsidiary pursuant to the provisions of Section 4(1) hereof and Section 10.01 of the Indenture; provided that, if an Event of Default has occurred and is continuing, the Guaranteeing Subsidiaries shall not be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Issuer under the Indenture or the Notes shall have been paid in full.

(7) Benefits Acknowledged. Each Guaranteeing Subsidiary’s Guarantee is subject to the terms and conditions set forth in the Indenture. Each Guaranteeing Subsidiary acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Third Supplemental Indenture and that the guarantee and waivers made by it pursuant to this Guarantee are knowingly made in contemplation of such benefits.

SECTION 5. Miscellaneous.

(1) Governing Law. THIS THIRD SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(2) Counterparts. The parties may sign any number of copies of this Third Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

(3) Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

(4) The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Third Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuer, the existing Guarantors and each Guaranteeing Subsidiary.

(5) Successors. All agreements of each Guaranteeing Subsidiary in this Third Supplemental Indenture shall bind its Successors, except as otherwise provided in this Third Supplemental Indenture. All agreements of the Trustee in this Third Supplemental Indenture shall bind its successors.

IN WITNESS WHEREOF, the Issuer, the existing Guarantors, the Guaranteeing Subsidiaries and the Trustee have caused this Third Supplemental Indenture to be executed in their respective names as of the date first above written.

INVENTIV HEALTH, INC.

By:	/s/ Alessandro F. Nisita
Name:	Alessandro F. Nisita
Title:	Vice President and Assistant Secretary

RAVEN HOLDCO LLC

By:	/s/ Alessandro F. Nisita
Name:	Alessandro F. Nisita
Title:	Vice President and Assistant Secretary

INGENIX PHARMACEUTICAL SERVICES, INC.

By:	/s/ Alessandro F. Nisita
Name:	Alessandro F. Nisita
Title:	Vice President and Assistant Secretary

[Signature Page to Third Supplemental Indenture]

ADDISON WHITNEY LLC

ADHERIS, INC.

ALLIDURA COMMUNICATIONS, LLC

ANOVA CLINICAL RESOURCES LLC

AWAC LLC

AXCELO MSL SOLUTIONS, LLC

BIOSECTOR 2 LLC

BLUE DIESEL, LLC

BRANDTECTONICS, L.L.C.

CADENT MEDICAL COMMUNICATIONS, LLC

CHAMBERLAIN COMMUNICATIONS GROUP LLC

CHANDLER CHICCO AGENCY, L.L.C.

CHANDLER CHICCO COMPANIES LLC

CHANDLER CHICCO PRODUCTIONS LLC

ESSENTIAL GROUP INTERNATIONAL LLC

FRANKLIN PHARMA SERVICES, LLC

GERBIG, SNELL/WEISHEIMER ADVERTISING, LLC

HHI CLINICAL & STATISTICAL RESEARCH SERVICES, L.L.C.

IGNITE HEALTH LLC

INCHORD HOLDING CORPORATION

INTERPHAZ BIOCONSULTING, LLC

INVENTIV ADVANCE INSIGHTS, INC.

INVENTIV CLINICAL SOLUTIONS LLC

INVENTIV COMMUNICATIONS, INC.

INVENTIV MEDICAL EDUCATION GROUP, LLC

LITMUS MEDICAL MARKETING SERVICES LLC

MEDCONFERENCE LLC

MEDFOCUS LLC

NAVICOR GROUP, LLC

PALIO COMMUNICATIONS, LLC

PARAGONRX INTERNATIONAL LLC

PATIENT MARKETING GROUP LLC

PROMOTECH LOGISTICS SOLUTIONS, LLC

PROMOTECH RESEARCH ASSOCIATES, INC.

SMITH HANLEY ASSOCIATES LLC

SMITH HANLEY CONSULTING GROUP LLC

SMITH HANLEY HOLDING CORPORATION

SYNERGOS LLC

THE CENTER FOR BIOMEDICAL CONTINUING EDUCATION, LLC

THE SELVA GROUP, LLC

VENTIV COMMERCIAL SERVICES, LLC

VERSTONE DIGITAL, LLC

By:	/s/ Alessandro F. Nisita
Name:	Alessandro F. Nisita
Title:	Vice President and Treasurer

[Signature Page to Third Supplemental Indenture]

CAMPBELL ALLIANCE GROUP, INC.

CAMPBELL ALLIANCE MARKET RESEARCH AND ANALYTICS, LLC

PHARMACEUTICAL INSTITUTE, INC.

By:	/s/ John J. Campbell
Name:	John J. Campbell
Title:	Chief Executive Officer

[Signature Page to Third Supplemental Indenture]

WILMINGTON TRUST FSB, as Trustee

By:	/s/ Joseph P. O’Donnell
Authorized Officer

[Signature Page to Third Supplemental Indenture]